TABLE OF CONTENTS


FINANCIAL REVIEW

    Five Year Summary of Selected Financial Data                               2

    Management's Discussion and Analysis                                       3

    Statement of Management's Responsibility                                  12

    Independent Accountants' Report                                           13

    Consolidated Balance Sheets                                               14

    Consolidated Statements of Income                                         15

    Consolidated Statements of Stockholder's Equity                           16

    Consolidated Statements of Cash Flows                                     17

    Notes to Consolidated Financial Statements                                18

               Selected Consolidated Financial Data of the Company


                                                           September 30
                                ---------------------------------------------------------------
                                     2004        2003         2002         2001        2000
                                ------------ ------------ ------------ ------------ ------------
Financial Condition Data:
Total assets                    $491,445,300 $502,920,006 $506,460,255 $479,412,813 $459,908,211
Loans receivable, net            360,454,908  356,953,361  385,019,764  403,627,702  390,435,094
Investments and other
   interest-earning assets       109,254,698  122,104,691   97,439,040   53,306,663   44,651,407
Deposits                         370,824,854  380,115,884  379,936,471  368,479,589  352,855,715
Borrowed funds                    53,421,460   56,749,653   62,292,774   49,476,688   47,182,393
Stockholders' equity              64,991,560   63,924,854   60,846,197   58,053,551   57,299,548

                                                    For Year Ended September 30
                                ---------------------------------------------------------------
                                     2004        2003         2002         2001         2000
                                ------------ ------------ ------------ ------------ ------------
Operating Data:
Interest income                 $ 26,866,634 $ 29,748,296 $ 33,365,200 $ 35,560,673 $ 30,425,367
Interest expense                  10,335,942   12,147,419   15,704,094   19,761,387   16,327,846
                                ------------ ------------ ------------ ------------ ------------
Net interest income               16,530,692   17,600,877   17,661,106   15,799,286   14,097,521
Provision
  for losses on loans                40,374       537,181      347,862      353,936      159,869
                                ------------ ------------ ------------ ------------ ------------
Net interest income
   after provision
   for losses on loans            16,490,318   17,063,696   17,313,244   15,445,350   13,937,652
Other income                       1,646,944    2,713,522    2,205,742    1,804,949    1,280,830
Other expenses                    11,411,108   11,032,427   10,656,380    9,689,079    7,770,839
                                ------------ ------------ ----------- ------------ -------------
Income before income taxes         6,726,154    8,744,791    8,862,606    7,561,220    7,447,643
Income tax expense                 1,991,957    2,995,486    3,457,625    2,873,175    2,899,689
                                ------------ ------------ ----------- ------------ -------------
Net income                      $  4,734,197 $  5,749,305 $  5,404,981  $ 4,688,045 $  4,547,954
                                ============ ============ ============ ============ ============
Basic earnings per share               $1.40        $1.67        $1.56        $1.33        $1.33
                                ============ ============ ============ ============ ============
 Diluted earnings per share            $1.39        $1.66        $1.56        $1.32        $1.32
                                ============ ============ ============ ============ ============
Dividends per common share             $0.69        $0.65        $0.61        $0.57        $0.53
                                ============ ============ ============ ============ ============
Other Data:
Average yield
   on interest-earning assets          5.68%        6.21%        7.25%        8.04%        8.20%
Average cost
   of interest-bearing liabilities     2.39         2.76         3.69         4.82         5.06
                                ------------ ------------ ------------ ------------ ------------
Interest rate spread                   3.29%        3.45%        3.56%        3.22%        3.14%
                                ============ ============ ============ ============ ============

Number of full service banking offices   15           15           15           14           14
Return on assets (net income divided by
   average total assets)               0.95%        1.14%        1.11%        0.99%        1.20%
Return on equity (net income divided
   by average total equity)            7.41%        9.19%        9.14%        8.17%        8.66%
Dividend payout ratio
   (dividends per common share divided by
   net income per common share)       49.29%       38.92%       39.10%       42.86%       39.85%
Equity to assets ratio (average total equity
   divided by average total assets)   12.87%       12.39%       12.15%       12.17%       13.53%



                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Forward Looking Statements

     This Annual Report contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and include statements regarding the intent, belief, outlook, estimate or expectations of Peoples Bancorp (the "Company"), its directors or its officers primarily with respect to future events and the future financial performance of the Company. Readers of this report are cautioned that any such forward looking statements are not guarantees of future events or performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this report identifies important factors that could cause such differences. These factors include changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, unanticipated conversion expenses, increases in compensation and employee expenses, or unanticipated results in pending legal proceedings.

Overview

     Peoples Bancorp had net income of $4,734,197 or $1.40 basic earnings per share for the year ended September 30, 2004. Several factors combined to reduce earnings from the prior year's record level of $1.67 per share. As interest rates began to rise this year, fewer borrowers were refinancing mortgage loans. Since many of these loans had already been refinanced in the prior year, interest income was reflected at the lower rates. As deposit products reprice at higher rates, the net interest margin begins to be compressed. Also, fewer refinancings lead to fewer loan sales, reducing the gains on these sales, and further reducing income. Management is aware of these pressures on income, and expects them to continue in the coming year. As many consumers now have very low interest mortgage loans, prepayments will probably slow down, and demand for new loans will stay slow. This slower loan demand may depress loan sales, and further reduce gains recognized on loan sales.

     To offset these negative pressures on earnings, the Company will continue to closely monitor costs. The Check Clearing for the 21st Century Act (Check 21) offers potential cost savings in the processing of check products by presenting electronic images rather than actual paper checks. This eliminates the need to transport paper items from place to place, and increases the efficiency of the process. The Company has made a significant investment in equipment to take full advantage of Check 21.

     Several branch facilities have been updated during the past year to better serve customers. An ATM machine was added at the Peoples Federal Avilla, IN office for a total of eight machines in the Peoples network. Internet banking/bill pay was also implemented this year to give customers 24/7 accesses to accounts and information. Data Warehouse software has been added in order to better identify customer needs to allow management to more closely monitor customer's accounts. Management believes the combination of new technology with excellent customer service will position the Company for continued success in the future.

Critical Accounting Policies

     The notes to the consolidated financial statements contain a summary of the Company's significant accounting policies presented on pages 18-39 of the annual report for fiscal year 2004. Certain of these policies are important to the portrayal of the Company's financial condition and results of operations, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are significant and inherently uncertain. Management believes that it's critical accounting policies include determining the allowance for loan losses ("ALL") and accounting for goodwill.

Allowance For Loan Losses

     The ALL is a significant estimate that can and does change based on management's assumptions about specific borrowers and applicable economic and environmental conditions, among other factors. Management reviews the adequacy of the ALL on a monthly basis. This review is based on specific identified risks or anticipated losses in individual loans, a percentage factor based on the classification of certain loans, and managements' analysis of overall economic conditions such as employment, bankruptcy trends, property value changes and changes in delinquency levels.

     Credits are evaluated individually based on degree of delinquency and/or identified risk ratings of special mention or worse. Credits with delinquency levels of less than 60 days and risk ratings of satisfactory/monitor or better, are reviewed in the aggregate. Percentage factors applied to individual credits are based on risk rating, the type of credit and estimated potential losses in the event liquidation becomes necessary. Percentage factors applied to loans reviewed in the aggregate are based solely on the type of credit. Anticipated losses on loans transferred to real estate owned are recognized immediately upon recording the asset.

     The ALL also includes a component based on management's assumptions of changes in risk in non-quantifiable areas such as market conditions, property values, employment conditions and perceived changes in overall portfolio quality due to changes in concentration, underwriting changes and both national and regional trends.

     External factors such as increases in unemployment, regional softness in property values and increasing national numbers in bankruptcy and internal factors such as the continuing increase in the commercial loan portfolio, increasing unsecured delinquency and charge offs may result in larger losses in

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


     current economic conditions. Charge-offs have remained stable over the last five years at $100-$200 thousand, with the exception of 2003 when a large charge-off was taken on a commercial loan caused by fraud on the part of the borrower. Management feels they have done a good job of identifying specific risks in the portfolio, however, as in the case of the commercial loan charge-off, fraud on the part of borrowers can not always be anticipated by the Banks. Changes in loan concentration, delinquency and portfolio are addressed through the variation in percentages used in calculating the ALL for various types of credit as well as individual review of "high risk" credits and large loans.

Accounting for Goodwill

     Goodwill is no longer amortized by the Company but instead is tested annually for impairment. The impairment testing involves estimating the implied fair value of the goodwill and comparing to the carrying amount. If the implied fair value is less than the carrying value, goodwill impairment is indicated and goodwill is written down to the implied fair value.

General

     The Company is an Indiana corporation organized in October 1990 to become the thrift holding company for Peoples Federal Savings Bank ("Peoples"). Effective February 29, 2000 the Company purchased Three Rivers Financial Corp. and its wholly owned subsidiary, First Savings Bank ("First Savings"). The Company is the sole stockholder of Peoples and First Savings ("collectively Banks"). Peoples conducts business from its main office in Auburn and in its eight full service offices located in Avilla, Columbia City, Garrett, Kendallville, LaGrange, Topeka, and Waterloo Indiana. Peoples offers a full range of retail deposit services and lending services to northeastern Indiana. First Savings conducts business from its main office in Three Rivers, Michigan and its five full service offices in Three Rivers, Schoolcraft and Union, Michigan and Howe and Middlebury, Indiana. The Company's primary business activity is being the holding company for Peoples and First Savings.

     The Company's earnings are primarily dependent upon the earnings of the Banks. Historically, the principal business of savings banks, including Peoples and First Savings, has consisted of attracting deposits from the general public and making loans secured by residential real estate. The Banks' net earnings are contingent on the difference or spread between the interest earned on their loans and investments and the interest paid on its consumer deposits and borrowings. Prevailing economic conditions, government policies, regulations, interest rates, and local competition also significantly affect the Banks.

     Interest income is a function of the balance of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amounts of deposits and borrowings outstanding during the same period and the rates paid on such deposits and borrowings. The Banks' earnings are also affected by gains and losses on sales of loans and investments, provisions for loan losses, service charges, income from subsidiary activities, operating expenses and income taxes.

     On a yearly basis, the Company updates its long-term strategic plan. This plan includes, among other things, the Company's commitment to maintaining a strong capital base and continuing to improve the organization's return on assets through asset growth and controlling operating expenses. Continued careful monitoring of interest rate risk is also cited as an important goal. As a result, continued origination of short-term consumer and installment loans, prime plus equity loans, adjustable rate mortgage loans, and fixed-rate real estate loans with original terms of 15 years or less are emphasized.

     The   following   table   sets   forth   the   weighted-average   yield  on
interest-earning assets and the weighted-average rate on interest-bearing liabilities for the years ending September 30, 2004, 2003, and 2002.

                                       September 30
                                   ----------------------
                                   2004     2003   2002
                                   ------  ------- ------
Weighted average interest rate on:
    Loans                          6.44%   7.09%   7.88%
    Securities                     3.31    3.69    4.57
    Other interest-earning assets  2.49    2.03    3.04
    Combined                       5.68    6.21    7.25
Weighted average cost of:
    NOW and savings deposits       0.73    0.86    1.59
    Certificates of deposit        2.91    3.42    4.68
    Borrowings                     5.41    5.36    5.71
    Combined                       2.39    2.76    3.69
Interest rate spread               3.29    3.45    3.56
Net yield on weighted average
     interest-earning assets       3.49    3.67    3.83

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


     The   following   table   sets   forth   the   weighted-average   yield  on
interest-earning assets and the weighted-average rate of interest-bearing liabilities at September 30, 2004, 2003 and 2002.


                                            At September 30
                                      ------------------------------
                                        2004       2003      2002
                                      ---------  ---------  --------
Weighted average interest rate on:
   Loans                               6.38%      6.69%      7.46%
   Securities                           3.36       3.13      4.14
   Other interest-earning assets        3.95       1.78      3.72
   Combined                             5.70       5.69      6.76
Weighted average cost of:
   NOW and savings deposits             0.76       0.76      1.87
   Certificates of deposit              2.96       2.99      5.49
   Borrowings                           5.43       5.52      4.65
   Combined                             2.41       2.48      4.08
Interest rate spread                    3.29       3.21      2.68


Asset and Liability Management

     The Banks, like other savings banks, are subject to interest rate risk to the degree that their interest-bearing liabilities, primarily deposits with short and medium-term maturities, mature or reprice more rapidly than its interest-earning assets. Although having liabilities that mature or reprice more frequently on average than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net income during periods of rising interest rates, unless offset by other factors such as noninterest income.

     Historically, all of the Banks' real estate loans were made at fixed rates. More recently, the Banks have adopted an asset and liability management plan that calls for the origination of residential mortgage loans and other loans with adjustable interest rates, the origination of 15-year or less residential mortgage loans with fixed rates, and the maintenance of investments with short to medium terms.

     The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of thrift institutions. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Thrift institutions with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Institutions that do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. Under the regulation, institutions that must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk-based capital requirement if their interest rate exposure is greater than "normal". The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

     Presented below, as of September 30, 2004 and 2003, is an analysis performed by the OTS of Peoples' interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 200 basis points and down 100 basis points. At September 30, 2004 and 2003, 2% of the present value of Peoples' assets were approximately $7.8 million and $8.0 million. Because the interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 100 basis point decrease) was $10.3 million at September 30, 2004 and $5.5 million at September 30, 2003, Peoples Federal would have been required to make a deduction from its total capital available to calculate its risk based capital requirement at September 30, 2004 and 2003 if the OTS's regulation had been enacted.


                          Peoples Federal Savings Bank
                   Interest Rate Risk As of September 30, 2004
                             (dollars in thousands)
   Changes              Market Value
  in Rates   $ Amount    $ Change     % Change    NPV Ratio    Change
---------------------------------------------------------------------------
+300 bp       37,608     (17,540)        -32%      10.40%        (381)
+200 bp       44,829     (10,319)        -19%      12.06%        (215)
+100 bp       50,731      (4,417)         -8%      13.32%         (88)
   0 bp       55,148           -            -      14.20%           -
-100 bp       55,199          51           0%      14.10%         (11)


                          Peoples Federal Savings Bank
                   Interest Rate Risk As of September 30, 2003
                             (dollars in thousands)
   Changes               Market Value
 in Rates     $ Amount    $ Change     % Change    NPV Ratio    Change
---------------------------------------------------------------------------
+300 bp       42,468     (11,450)        -21%       0.11%         (224)
+200 bp       48,414      (5,503)        -10%      12.57%         (97)
+100 bp       52,878      (1,039)         -2%      13.45%         (10)
   0 bp       53,918           -            -      13.55%           -
-100 bp       54,222         305           1%      13.48%          -7

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

     The following, as of September 30, 2004 and 2003, is the same analysis performed by the OTS of First Savings' interest rate risk. At September 30, 2004 and 2003, 2% of the present value of First Savings' assets were approximately $2.4 million and $2.5 million. The interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 200 basis point decrease) was $.9 million at September 30, 2004, and $.02 million at September 30, 2003. At September 30, 2004 and 2003, 2% of the present value of First Savings assets exceeded the 200 basis point decrease of $.9 million and $.6 million, therefore no reduction of capital would be required.

                               First Savings Bank
                   Interest Rate Risk As of September 30, 2004
                             (dollars in thousands)
   Changes                Market Value
  in Rates     $ Amount    $ Change     % Change    NPV Ratio    Change
---------------------------------------------------------------------------
+300 bp       15,153      (2,015)        -12%      13.32%        (106)
+200 bp       16,242        (927)         -5%      14.01%         (37)
+100 bp       16,908        (260)         -2%      14.35%          (2)
   0 bp       17,168           -           -       14.38%           -
-100 bp       16,850        (319)         -2%      13.97%         (40)


   First Savings Bank
   Interest Rate Risk As of September 30, 2003
 (dollars in thousands)
   Changes                 Market Value
  in Rates     $ Amount    $ Change     % Change    NPV Ratio    Change
---------------------------------------------------------------------------
+300 bp       14,284        (643)         -4%      12.02%          (3)
+200 bp       14,904         (22)          0%      12.34%          29
+100 bp       15,101         175           1%      12.33%          28
   0 bp       14,927           -            -      12.05%           -
-100 bp       14,404        (523)         -4%      11.51%         (54)


     In evaluating the Banks' exposure to interest rate risk, certain shortcomings, inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing tables.

 Loans, Non-performing Assets and Summary of Loan Loss Experience

     The following table presents the composition of the loan portfolio at September 30, 2004 and September 30, 2003 (in thousands):

                                   September 30, 2004         September 30, 2003
                              --------------------------------------------------
TYPE OF LOAN                   AMOUNT  ercent of Total   AMOUNT Percent of Total
                              -------- --------------- -------- ----------------
Residential:                         (Dollars in thousands)
     Single family units      $288,452      78.8%      $301,265      82.7%
     2-4 family units            1,550       0.4%         1,797       0.5%
     Over 4 family units         2,401       0.7%         2,593       0.7%
Home Equity Lines of Credit     23,227       6.3%        19,922       5.5%
Commercial real estate          22,447       6.1%        14,750       4.1%
Land acquisition and
     development                 1,683       0.5%         1,480       0.4%
Consumer and other loans        25,558       7.0%        21,826       6.0%
Loans on deposits                  675       0.2%           521       0.1%
                              -------- --------------- -------- ----------------
                               365,993     100.0%       364,154     100.0%
                              -------- --------------- -------- ----------------
Less:
Undisbursed portion
     of loans                    2,440                    3,467
Deferred loan fees and
     discounts                   1,434                    1,623
                              --------                 --------
                                 3,874                    5,090
                              --------                 --------
Total loans receivable         362,119                  359,064
Allowance for losses
     on loans                    1,958                    2,111
                              --------                 --------
Net loans                     $360,161                 $356,953
                              ========                 ========

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


     Non-performing assets at September 30, 2004 and 2003 are as follows (in thousands):

                                        September 30, 2004    September 30, 2003
Non-accruing loans                            $   493               $ 1,127
Loans contractually past due 90 days
     or more other than nonaccruing                26                    90
Real estate owned (REO)                           940                   854
Restructured loans                                922                   640
                                          ------------          ------------
                                              $ 2,381               $ 2,711
                                          ============          ============


     It is the Company's policy to carry REO at net realizable value. After repossession, appraised value is reduced for estimated repair and selling costs, and the net amount is the carrying value of the property. Any changes in estimated realizable value after the initial repossession, are charged to a specific loss reserve account for REO. The decrease in non-accrual loans since September 30, 2003 is primarily from the 1 to 4 family portion of the loan portfolio, and management believes the decrease has been appropriately considered in determining the adequacy of the allowance for loan losses at September 30, 2004. There have been no significant changes in potential problem loans since September 30, 2003. Net charge-offs for the years ended September 30, 2004 and 2003 were $192,751 and $543,635, respectively. Net charge-offs were above average last year due a large loss on one commercial loan.

     The allowances for loan and real estate owned losses represent amounts available to absorb losses inherent in the portfolio. Such allowances are based on management's continuing review of the portfolios, historical charge-offs, current economic conditions, and such other factors, which in management's
judgment  deserve  recognition  in  estimating  losses.  In  addition,   various
regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require additions to the allowances based on their judgment about the information available to them at the time of their examination. Provisions for losses are charged to earnings to bring the allowances to levels considered necessary by management. Losses are charged to the allowances when considered probable, or in the case of REO, at the time of repossession or when additional impairment is identified. Overall, the general composition of the loan portfolio has remained similar to the prior year with no significant shift of risk between components of the loan portfolio that would impact the calculation of the allowance for loan losses. Net charge-offs for the last five years have remained consistently at $100-$200 thousand, with the exception of 2003. The charge-off figure for 2003 was higher than normal due to a large commercial loan that was charged off. This charge-off had not been identified during the normal loan review process as a potential loss due to fraud on the part of the borrower. Management believes that the allowances are adequate to absorb known and inherent losses in the portfolios. No assurance can be given, however, that economic conditions which may adversely affect the Company's markets or other circumstances, such as the aforementioned fraud, will not result in future losses in the portfolios.

    Interest Income

     Net interest income decreases during periods when the spread is narrowed between the Company's weighted-average rate at which new loans are originated and its weighted-average cost of liabilities. In addition, the Company's ability to originate and sell mortgage loans is affected by market factors such as interest rates, competition, consumer preferences, the supply of and demand for housing, and the availability of funds.

     The following table sets forth the weighted-average yields earned on the Company's assets and the weighted-average rate paid on deposits and borrowings.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                                                                Years ended September 30
                                                                 (Dollars in Thousands)
                                 -----------------------------------------------------------------------------------------
                                               2004                          2003                          2002
                                 ---------------------------- -----------------------------  -----------------------------
                                   Average   Interest            Average   Interest             Average   Interest
                                 Outstanding  Earned/ Yield/  Outstanding   Earned/  Yield/  Outstanding   Earned/  Yield/
                                   Balance     Paid    Rate     Balance      Paid     Rate     Balance      Paid     Rate
--------------                   ----------- -------- ------- ----------- --------- -------  -----------  --------- ------
Interest-earning assets:
  Loans(1)                        $361,821    $23,313   6.44%  $372,071     $26,376   7.09%      $384,317  $30,268   7.88%
  Investment securities(2)          94,575      3,135   3.31     72,112       2,661   3.69         51,022    2,334   4.57
  Other interest-earning assets     16,829        419   2.49     34,942         711   2.03         25,033      763   3.04
                                 ----------- --------         ----------  ---------          ------------ ---------
  Total interest-earning assets    473,225     26,867   5.68    479,125      29,748   6.21        460,372   33,365   7.25
                                             --------                    ----------                       ---------
Allowance for loan losses           (2,045)                      (2,114)                           (1,855)
Other assets                        27,681                       27,679                            28,327
                                 -----------                  ----------                     -------------
Total Assets                      $498,861                     $504,690                          $486,844
                                 ===========                  ==========                     =============

Interest-bearing liabilities:
   NOW and savings deposits       $167,450     $1,218   0.73   $160,789      $1,377   0.86       $153,733   $2,445   1.59
   Certificates of deposit         209,004      6,075   2.91    218,365       7,479   3.42        222,767   10,435   4.68
   Borrowings                       56,266      3,043   5.41     61,392       3,291   5.36         49,457    2,824   5.71
                                 ----------- --------         ----------  ---------          ------------- --------
Total interest-bearing liabilitie  432,720     10,336   2.39    440,546      12,147   2.76        425,957   15,704   3.69
                                             --------                     ---------                        --------
Other liabilities                    2,217                        1,602                              1,743
Stockholders' equity                63,924                       62,542                             59,144
                                 -----------                  -----------                    --------------
Total Liabilities and
     Stockholders' equity         $498,861                     $504,690                           $486,844
                                 ===========                  ===========                    ==============

Net interest income/spread                    $16,531   3.29                $17,601   3.45                 $17,661   3.56
                                              =======                     =========                        ========
Net yield on interest earning assets                    3.49%                         3.67%                          3.83%

(1) Average balances include nonaccrual balances.
(2) Yield on investment securities is computed based on amortized cost.


     The Company has supplemented its interest income through purchases of investment securities when appropriate. Such investments include U. S. Government securities, including those issued and guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA"), and the Government National Mortgage Association ("GNMA"), and state and local obligations. This activity (a) generates positive interest rate spreads on large principal balances with minimal administrative expense; (b) lowers the credit risk of the Banks' loan portfolios as a result of the guarantees of full payment of principal and interest by FHLMC, FNMA, and GNMA;
(c) enables the Banks to use securities as collateral for financings in the capital markets; and (d) increases the liquidity of the Banks.

     In addition to changes in interest rates, changes in volume can have a significant effect on net interest income. The following table describes the extent to which changes in interest rates and changes in volume of interest related assets and liabilities have affected the Banks' interest income and expense for the periods indicated. For the purposes of this table, changes attributable to both rate and volume, which cannot be separated, have been allocated proportionately to the change due to volume and the change due to rate. Tax-exempt income was calculated using actual rates and not adjusted for the tax effects.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


                                           Years ended September 30,
                             ---------------------------------------------------
                                   2004 vs 2003              2003 vs 2002
                             -------------------------- ------------------------
                                  Increase                  Increase
                                 (Decrease)                (Decrease)
                                  Due to     Total        Due to         Total
                             ---------------- Increase  --------------  Increase
                             Volume    Rate  (Decrease) Volume  Rate  (Decrease)
                             ------- -------- --------- ------ -------- --------
Interest income from:
Loans                        (708)  $(2,355)  $(3,063) $(939) $(2,953)  $(3,892)
Investment securities         682      (208)      474    525     (198)      327
Other interest-earning assets(658)      365      (293)    71     (123)      (52)
                             ------  -------- --------- ------ -------- --------
Total interest income        (684)   (2,198)   (2,882)  (343)  (3,274)   (3,617)
                             ------  -------- --------- ------ -------- --------
Interest expense from:
NOW and savings deposits       60      (220)     (160)   118   (1,186)   (1,068)
Certificates of deposit      (313)   (1,091)   (1,404)  (202)  (2,754)   (2,956)
Borrowings                   (280)       32      (248)   626     (159)      467
                            ------  -------- --------- ------ -------- ---------
Total interest expense       (533)   (1,279)   (1,812)   542   (4,099)   (3,557)
                            ------  -------- --------- ------ -------- ---------
Net interest income(expense)$(151)  $  (919)  $(1,070) $(885) $   825   $   (60)
                            ======  ======== ========= ====== ======== =========

Operating Expense

     While operating expenses have increased, the increases have been due in large part to the expansion of the Company's operations. The increases are service related and consist of occupancy and equipment expense for remodeling of branches, and conversion of First Savings to the same service bureau used by Peoples. Operating expenses, as a percentage of the Company's total assets were 2.32%, 2.19%, and 2.10% for fiscal years ended September 30, 2004, 2003, and 2002, respectively.

     The Company continuously seeks to reduce operating expenses. In this regard, the budget committee of the Board of Directors monitors the Company's current operating budget on at least a quarterly basis to ascertain that expense levels remain within projected ranges and to establish competitive, as opposed to aggressive, rates for the Company's various deposit accounts. The Company's efforts to contain operating expense also include underwriting policies that attempt to reduce potential losses and conservative expansion of personnel.

Liquidity and Capital Resources

     The standard measure of liquidity for savings banks is the ratio of cash and eligible investments to a certain percentage of net withdrawable savings and borrowings due within one year. Liquid assets consist of cash and eligible investments, which include certain United States Treasury obligations, securities of various federal agencies, certificates of deposit at insured banks, federal funds, and bankers' acceptances. At September 30, 2004, Peoples had liquid assets of $23,910,523. This represents a ratio of liquid assets to total assets of 6.45%. First Savings had liquid assets of $25,534,782 or a ratio of 22.03%.

     The primary internal sources of funds for operations are principal and interest payments on loans and new deposits. In addition, if greater liquidity is required, the Banks can borrow from the FHLB. Under existing board resolutions, First Savings may borrow an additional $10.5 million, and Peoples may borrow an additional $8.4 million. If borrowing in excess of these amounts is ever needed, Board resolution could increase the available credit amounts significantly. First Savings operates under a blanket collateral agreement with FHLB, whereby their single family loans act as collateral for the borrowings. Peoples Federal has pledged specific government agency securities to secure their borrowings at FHLB. In the opinion of management, the Banks' liquid assets are adequate to meet outstanding loan commitments and other obligations.

     During the year ended September 30, 2004 cash and cash equivalents decreased $24.2 million, investment securities increased $9.2 million, and net loans increased $3.2 million. Deposits decreased $9.3 million and Federal Home Loan Bank advances decreased $4.0 million. Operations provided $5.0 million

     During the year ended September 30, 2003, cash and cash equivalents decreased $0.4 million, investment securities increased $25.6 million, and net loans (excluding loans held for sale) decreased $28.1 million. Deposits increased $0.2 million and borrowings from the Federal Home Loan Bank decreased $5.0 million. Operations provided $7.1 million.

Off-Balance Sheet Arrangements

     The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations

     In the ordinary course of operations, the Company enters into certain contractual obligations. The following table summarizes the Company's significant fixed and determinable contractual obligations, by payment date, at September 30, 2004.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


                             Contractual Obligations Due by Period
                                    One        Three
                       Within     Year to     Years to     After
                       One Year  Three Years Five Years Five Years   Total
                       -------- ------------ ---------- ---------- --------
                       (Dollars in thousands)
Borrowings              $5,000    $ 9,400     $11,000     $24,700   $50,100
Service Contract (1)       816      1,632         340          -     2,788
Dividends Payable          604          -           -          -       604
                       -------- ------------ ---------- ---------- --------
                        $6,420    $11,032     $11,340    $24,700   $53,492
                       ======== ============ ========== ========== ========

(1) The service contract is with Bisys to provide Peoples Bancorp with service bureau support for processing of deposit and loan accounts. The contract fees are based on the number of accounts processed and additional reporting services provided from time to time. The amount shown is an estimate of cost based on current account support and reporting fee structures. The contract expires March 1, 2008.

Results of Operations, Fiscal Year Ended September 30, 2004 Compared to Fiscal Year Ended September 30, 2003

     The Company's net interest income decreased $1,070,185 to $16,530,692 for the fiscal year ended September 30, 2004. Interest earned on loans and investments and interest paid on deposits both fell during the year. Loan volume increased slightly, while deposit volume decreased, however interest income decreased more rapidly than interest expense due to the spread compression discussed earlier. Interest on long-term debt decreased to $3,001,454 due to lower volumes of FHLB advances as maturing advances were not renewed.

     Provision for loan losses decreased $496,807 to $40,374 reflecting adjustments due to management's continuing review of its loan portfolio. The provision for 2003 was higher than normal due to the commercial loan fraud charge-off mentioned in a previous section of this document. Management's review of its loan portfolio is based on historical information, concentrations, delinquency trends, experience of lending personnel, review of specific loans, and general economic conditions. Historic charge-offs have been very stable with the exception of 2003 due to the aforementioned commercial loan.

     Other income decreased $1,066,578 to $1,646,944 due primarily to the lower volume of loan sales generating less income. The very active refinancing market of the previous year slowed considerably as predicted. Since many consumers already have very low interest mortgage loans, fewer loans are being refinanced, and so fewer loans are being originated to be resold. Gains on sales of loans decreased $700,453 from the prior year due to this lower volume of sales. This trend may continue to have a negative impact on earnings in the future. However, the merger of the trust departments of Peoples Federal and First Federal of Huntington, Indiana has increased fiduciary fees to partially offset the decrease in loan sales income. Fiduciary activities fees increased $108,098 to $364,661 for the year ended September 30, 2004. Finally, an unrealized loss of $473,246 was recognized on a mutual fund held by the Bancorp to reflect what management believes to be an other than temporary impairment of its value.

     Total non-interest expense was $11,411,108 for the year ended September 30, 2004. Salaries and benefits increased $234,376 to $6,289,496 due to normal salary increases for employees. Data processing expense increased $141,815 due to the addition of internet banking and data warehouse services. Currently budgeted expenses do not anticipate significant increases in these expenses for next year.

     The effective tax rate for the Company for the years ended September 30, 2004 and 2003 was 29.6% and 34.3%, respectively. Effective tax rates can be affected by the mix of taxable versus tax-exempt interest income, the level of non-deductible expenses for the year, and the timing of the deductibility of certain items. Please see note 11 on pages 27 and 28 for a breakdown of these differences.

Results of Operations, Fiscal Year Ended September 30, 2003 Compared to Fiscal Year Ended September 30, 2002

     The Company's net interest income decreased $60,229 to $17,600,877 for the fiscal year ended September 30, 2003. Interest earned on loans and investments and interest paid on deposits both fell during the year. Loan volume, however, decreased significantly, while deposit volume remained relatively stable causing interest income to decrease more that interest expense. Interest on long-term debt increased to $3,224,134 due to higher volumes of FHLB advances.

     Provision for loan losses increased $189,319 to $537,181 reflecting adjustments due to management's continuing review of its loan portfolio. Management's review of its loan portfolio is based on historical information, concentrations, delinquency trends, experience of lending personnel, review of specific loans, and general economic conditions.

     Other income increased $507,780 to $2,713,522 due to the high volume of loan sales generating additional income. The low interest rate environment encouraged large amounts of mortgage loan refinancing. As the rates have increased slightly over the last few months, this trend has slowed substantially. This may have a negative impact on earnings in the future. However, the merger of the trust departments of Peoples Federal and First Federal of Huntington, Indiana should increase fiduciary fees to partially offset any decrease in loan sales income. The merger with First Federal, which

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

still needs final regulatory approval, will increase total trust assets by approximately 50 percent. Income, however, will not increase in the same proportion, due to the revenue sharing agreement entered into in the merger in lieu of a cash payment for the assets.

     Total non-interest expense was $11,032,427 for the year ended September 30, 2003. Salaries and benefits increased $220,790 to $6,055,120 due to normal salary increases for employees. Occupancy and equipment expense increased $89,433 due to the conversion of First Savings to the Bisys service bureau. Data processing expense decreased $37,487 due partially to this conversion.

     The effective tax rate for the Company for the years ended September 30, 2003 and 2002 was 34.3% and 39.0%, respectively. Effective tax rates can be affected by the mix of taxable versus tax-exempt interest income, the level of non-deductible expenses for the year, and the timing of the deductibility of certain items. Please see note 12 on pages 27 and 28 for a breakdown of these differences.

Impact of Inflation and Changing Prices

     The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial condition and operating results in terms of historical dollars or fair value without considering changes in the relative purchasing power of money over time due to inflation.

     Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services, since such prices are affected by inflation. In a volatile interest rate environment, liquidity and the maturity structure of the Banks' assets and liabilities are critical to the maintenance of acceptable performance levels.

Impact of New Accounting Standards

     In March 2004, the SEC issued Staff Accounting Bulletin No. 105 (SAB 105), Application of Accounting Principles to Loan Commitments. Current accounting guidance requires the commitment to originate mortgage loans to be held for sale to be recognized on the balance sheet at fair value from inception through expiration or funding. SAB 105 requires that the fair-value measurement include only differences between the guaranteed interest rate in the loan commitment and a market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing. SAB 105 was effective for commitments to originate mortgage loans to be held for sale, that were entered into after March 31, 2004. Its adoption did not have a material impact on the consolidated financial position or results of operations of the Company.

     Emerging Issues Task Force Issue No. 03-1 The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1") was issued in late 2003 with an effective date of March 31, 2004. EITF 03-1 provides guidance for determining the meaning of "other-than-temporarily impaired" and its application to certain debt and equity securities within the scope of Statement of Financial Accounting Standards No. 115 Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115") and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired.

     On September 30, 2004, the FASB delayed indefinitely the effective date for the measurement and recognition guidance contained in Issue 03-1. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature or to disclose certain information on impaired investments.

                    STATEMENT OF MANAGEMENT'S RESPONSIBILITY


     The management of Peoples Bancorp is responsible for the preparation and integrity of the consolidated financial statements and all other information presented in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and therefore, include estimates based on managements' judgment and estimates.

     Management maintains a system of internal controls to meet its responsibility for reliable financial information and the protection of assets. This system includes proper segregation of duties, the establishment of appropriate policies and procedures, and careful selection, training and supervision of qualified personnel. In addition, both independent auditors and management periodically review the system of internal controls and report their findings to the Audit Committee of the Board of Directors.

     The Committee is composed of non-management directors and meets periodically with the independent auditors and management to review their respective activities and responsibilities. Each has free and separate access to the Committee to discuss accounting, financial reporting, internal control and audit matters.

     Management recognizes that the cost of a system of internal controls should not exceed the benefits derived and that there are inherent limitations to be considered in the potential effectiveness of any system. However, management believes that the Company's system of internal controls provides reasonable assurance that financial information is reliable and that assets and customer deposits are protected.


/s/Roger J. Wertenberger    /s/Maurice F. Winkler III   /s/Deborah K. Stanger
Chairman of the Board       President and Chief         Chief Financial Officer
                            Executive Officer

             Report of Independent Registered Public Accounting Firm


To the Audit Committee, Stockholders, and
Board of Directors
Peoples Bancorp
Auburn, Indiana


We have audited the accompanying consolidated balance sheets of Peoples Bancorp as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp as of September 30, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

As more fully discussed in Note 1, the Company changed its method of accounting for goodwill in 2002.



Indianapolis, Indiana
October 29, 2004

                                   Peoples Bancorp
                           Consolidated Balance Sheets
                           September 30, 2004 and 2003


Assets


                                                        2004          2003
                                                    ------------- ------------

Cash and due from banks                             $  6,270,919  $  8,467,367
Interest-bearing deposits                              4,653,901    26,694,454
                                                    ------------  ------------
           Total cash and cash equivalents            10,924,820    35,161,821
Interest-bearing time deposits                         3,071,046     3,270,106
Investment securities
    Available for sale                                95,681,497    85,504,604
    Held to maturity (fair value of $1,144,383
           and $2,218,264)                             1,111,754     2,116,827
                                                    ------------  ------------
           Total investment securities                96,793,251    87,621,431
Loans, net of allowance for loan losses
   of $1,958,569 and $2,110,946                      360,161,158   356,953,361
Mortgage loans held for sale                             293,750            --
Premises and equipment                                 6,369,290     6,322,532
Federal Home Loan Bank of Indianapolis stock, at cost  4,736,500     4,518,700
Core deposit intangible                                  470,975       608,822
Goodwill                                               2,330,198     2,330,198
Other assets                                           6,294,312     6,133,035
                                                    ------------  ------------

           Total assets                             $491,445,300  $502,920,006
                                                    ============  ============

Liabilities

NOW and savings deposits                            $166,792,843  $163,510,816
Certificates of deposit                              204,032,011   216,605,068
                                                    ------------  ------------
           Total deposits                            370,824,854   380,115,884
Short-term borrowings                                  3,321,460     2,649,653
Federal Home Loan Bank advances                       50,100,000    54,100,000
Other liabilities                                      2,207,426     2,129,615
                                                    ------------  ------------
           Total liabilities                         426,453,740   438,995,152
                                                    ------------  ------------

Commitments and Contingencies

Stockholders' Equity

Preferred stock, $1 par value
    Authorized and unissued - 5,000,000 shares
Common stock, $1 par value
 Authorized - 7,000,000 shares
 Issued and outstanding - 3,367,803 and
        3,421,895 shares                               3,367,803     3,421,895
Additional paid-in capital                             6,002,637     7,370,513
Retained earnings                                     55,711,953    53,302,385
Unearned RRP                                                  --        (1,522)
Accumulated other comprehensive loss                     (90,833)     (168,417)
                                                    ------------  ------------
      Total stockholders' equity                      64,991,560    63,924,854
                                                    ------------  ------------

      Total liabilities and stockholders' equity    $491,445,300  $502,920,006
                                                    ============  ============
See Notes to Financial Statements

                                 Peoples Bancorp
                        Consolidated Statements of Income
                  Years Ended September 30, 2004, 2003 and 2002


                                               2004         2003       2002
                                            ----------- ----------- -----------

Interest Income
    Loans                                   $23,312,917 $26,375,695 $30,267,454
    Investment securities                     3,135,348   2,661,226   2,334,440
    Other interest and dividend income          418,369     711,375     763,306
                                            ----------- ----------- -----------
                                             26,866,634  29,748,296  33,365,200
                                            ----------- ----------- -----------
Interest Expense
    Deposits
       NOW and savings deposits               1,217,470   1,376,917   2,444,507
       Certificates of deposit                6,075,211   7,479,489  10,435,126
    Short-term borrowings                        41,807      66,879      69,050
    Long-term debt                            3,001,454   3,224,134   2,755,411
                                            ----------- ----------- -----------
                                             10,335,942  12,147,419  15,704,094
                                            ----------- ----------- -----------

Net Interest Income                          16,530,692  17,600,877  17,661,106
    Provision for loan losses                    40,374     537,181     347,862
                                            ----------- ----------- -----------
Net Interest Income After Provision for Loan
   Losses                                    16,490,318  17,063,696  17,313,244
                                            ----------- ----------- -----------

Other Income
    Fiduciary activities                        364,661     256,563     251,018
    Fees and service charges                  1,185,345   1,124,040   1,175,862
    Net gains (losses) on  available-for-sale
      securities                               (465,933)     32,025      62,931
    Gain on sale of loans                       189,094     889,547     539,554
    Other income                                373,777     411,347     176,377
                                            ----------- ----------- -----------
           Total other income                 1,646,944   2,713,522   2,205,742
                                            ----------- ----------- -----------

Other Expenses
    Salaries and employee benefits            6,289,496   6,055,120   5,834,330
    Net occupancy expense                       880,728     839,491     804,418
    Equipment expense                           812,939     857,026     802,666
    Data processing expense                   1,013,150     871,335     833,848
    Deposit insurance expense                    56,990      62,002      66,208
    Other expenses                            2,357,805   2,347,453   2,314,910
                                            ----------- ----------- -----------
           Total other expenses              11,411,108  11,032,427  10,656,380
                                            ----------- ----------- -----------

Income Before Income Tax                      6,726,154   8,744,791   8,862,606
    Income tax expense                        1,991,957   2,995,486   3,457,625
                                            ----------- ----------- -----------

Net Income                                  $ 4,734,197 $ 5,749,305 $ 5,404,981
                                            =========== =========== ===========

Basic Earnings per Share                    $      1.40 $      1.67 $      1.56
Diluted Earnings per Share                         1.39        1.66        1.56
Weighted-Average Shares Outstanding - Basic   3,382,135   3,435,112   3,456,324
Weighted-Average Shares Outstanding - Diluted 3,415,085   3,462,758   3,473,559

 See Notes to Financial Statements

                                 Peoples Bancorp
                 Consolidated Statements of Stockholders' Equity
                  Years Ended September 30, 2004, 2003 and 2002



                                                                                                      Accumulated
                                                                                                    Unearned      Other
                                               Additional                                       Recognition   Comprehensive
                               Common Stock     Paid-in  Comprehensive  Retained      Unearned      And         Income
                           Outstanding  Amount   Capital    Income      Earnings    ESOP Shares Retention Plan   (Loss)     Total
                           ---------------------------------------------------------------------------------------------------------
Balances October 1, 2001   3,506,348  $3,506,348 $8,498,348            $46,500,707   $(281,450)   $(40,719)  $(129,683) $58,053,551
Comprehensive income
   Net income                                                $5,404,981  5,404,981                                        5,404,981
   Other comprehensive
      income, net of tax
       Unrealized losses on
          securities, net of
          reclassification
          adjustment                                            (97,415)                                       (97,415)     (97,415)
                                                             ----------
Comprehensive income                                         $5,307,566
                                                             ==========
Cash dividends ($0.61 per
  share)                                                                (2,120,534)                                      (2,120,534)
ESOP shares earned                                   48,777                                                                  48,777
Termination of ESOP           (18,456)    (18,456)  (34,534)                           281,450                              228,460
RRP shares earned                                                                                   20,929                   20,929
Repurchase of common stock    (40,706)    (40,706) (651,846)                                                               (692,552)
                             --------    --------  ----------          -----------   ---------   ---------  ----------   -----------
Balances September 30,2002  3,447,186   3,447,186 7,860,745             49,785,154         0     (19,790)     (227,098)  60,846,197
Comprehensive income
   Net income                                                $5,749,305  5,749,305                                        5,749,305
   Other comprehensive
      income, net of tax
       Unrealized gains on
          securities, net of
          reclassification
          adjustment                                             58,681                                         58,681       58,681
                                                             ----------
Comprehensive income                                         $5,807,986
                                                             ==========
Cash dividends ($.65 per
  share)                                                                 2,232,074)                                      (2,232,074)
RRP shares earned                                                                                   18,268                   18,268
Repurchase of common stock    (25,291)    (25,291)   (490,232)                                                             (515,523)
                             --------    --------  ----------            ----------- ---------   ---------  ----------   -----------
Balances September 30, 2003 3,421,895   3,421,895  7,370,513            53,302,385         0      (1,522)   (168,417)    63,924,854
Comprehensive income
   Net income                                                $4,734,197  4,734,197                                        4,734,197
   Other comprehensive
      income, net of tax
       Unrealized gains on
          securities, net of
          reclassification
          adjustment                                             77,584                                         77,584       77,584
                                                             ----------
Comprehensive income                                         $4,811,781
                                                             ==========
Cash dividends ($.69 per
  share)                                                                (2,324,629)                                      (2,324,629)
RRP shares earned                                                                                  1,522                      1,522
Stock options exercised        22,206      22,206     304,073                                                               326,279
Tax benefit on stock options
  exercised                                            56,700                                                                56,700
Repurchase of common stock    (76,298)    (76,298) (1,728,649)                                                           (1,804,947)
                             --------    --------  ----------          -----------  ---------   ---------   ---------  -----------
Balances September 30, 2004 3,367,803  $3,367,803 $6,002,637          $55,711,953   $     0    $       0    $(90,833)   $64,991,560
                            =========   ========= ==========          ===========   ========    =========   =========   ===========

See Notes to Financial Statements

                                 Peoples Bancorp
                      Consolidated Statements of Cash Flows
                  Years Ended September 30, 2004, 2003 and 2002


                                                               2004         2003          2002
                                                           ------------ ------------ ------------
Operating Activities
    Net income                                             $ 4,734,197  $ 5,749,305  $ 5,404,981
    Items not requiring (providing) cash
       Provision for loan losses                                40,374      537,181      347,862
       Depreciation and amortization                           805,109      831,897      778,898
       Investment securities amortization, net                 480,200      800,769      175,692
       Loans originated for sale                            (9,687,269) (35,283,710) (23,389,439)
       Proceeds from sale of loans held for sale             9,497,637   37,157,478   22,765,618
       Gain on sale of loans                                  (189,094)    (889,547)    (539,554)
       Amortization of deferred loan fees                     (505,838)    (758,718)    (679,971)
       Net gains (losses) on investment securities             465,933      (32,025)     (62,931)
       Gain on sale of premises and equipment                       --           --      (17,318)
       ESOP shares earned                                           --           --      208,036
       RRP compensation expense                                  1,522       18,268       20,929
    Change in
       Deferred income tax                                    (518,493)       6,909     (108,526)
       Interest receivable                                     235,923      102,643      (10,542)
       Interest payable                                        (24,511)     (67,188)    (121,904)
    Other adjustments                                         (379,270)  (1,111,851)     169,591
                                                           -----------  -----------  ------------
     Net cash provided by operating activities               4,956,420    7,061,411    4,941,422
                                                           -----------  -----------  ------------
Investing Activities
    Net change in interest-bearing deposits                    199,060      549,941     (364,249)
    Purchases of securities available for sale             (49,323,461) (73,599,501) (42,562,911)
    Purchases of securities held to maturity                         --   (1,374,930)  (3,891,807)
    Proceeds from maturities and paydowns of securities                   6,301,518
      held to maturity                                       1,015,484                 3,051,158
    Proceeds from maturities and paydowns of securities                  40,870,498
      available for sale                                    32,177,342                12,576,525
    Proceeds from sale of securities available for sale      6,139,750    1,587,115    4,370,107
    Net change in loans                                     (3,889,712)  27,028,594   18,607,047
    Purchases of premises and equipment                       (851,867)  (1,034,422)  (1,145,057)
    Proceeds from sales of premises and equipment                   --           --       40,565
    Purchases of Federal Home Loan Bank of Indianapolis             --           --
      stock                                                                              (13,500)
    Proceeds from sale of foreclosed real estate             1,738,662      274,811           --
                                                           -----------  -----------  ------------
     Net cash provided by(used in) investing activities    (12,794,742)     603,624   (9,332,122)
                                                           -----------  -----------   -----------
Financing Activities
    Net change in
       NOW and savings deposits                              3,282,027    6,002,121   15,962,631
       Certificates of deposit                             (12,573,057)  (5,822,708)  (4,505,749)
       Short-term borrowings                                   671,807     (543,121)  (1,190,949)
    Proceeds from Federal Home Loan Bank advances                    --    3,000,000   17,000,000
    Repayment of Federal Home Loan Bank advances            (4,000,000)  (8,000,000)  (2,992,965)
    Cash dividends                                          (2,300,788)  (2,201,904)  (2,094,402)
    Stock options exercised                                    326,279           --           --
    Repurchase of common stock                              (1,804,947)    (515,523)    (692,552)
                                                           -----------  -----------  ------------
     Net cash provided by(used in) financing activities    (16,398,679)  (8,081,135)  21,486,014
                                                           -----------  -----------  ------------
Net Change in Cash and Cash Equivalents                    (24,237,001)    (416,100)  17,095,314
Cash and Cash Equivalents, Beginning of Year                35,161,821   35,577,921   18,482,607
                                                           -----------  -----------  ------------
Cash and Cash Equivalents, End of Year                     $10,924,820  $35,161,821  $35,577,921
                                                           ===========  ===========  ============

Additional Cash Flows and Supplementary Information
    Interest paid                                          $10,360,453  $12,214,607  $15,826,808
    Income tax paid                                          2,563,767    3,552,078    2,997,665


See Notes to Financial Statements

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


Note 1:  Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Peoples Bancorp (Company), its wholly owned subsidiaries, Peoples Federal Savings Bank of DeKalb County (Peoples), First Savings Bank (First Savings) (collectively, the Banks), Peoples' wholly owned subsidiary, Peoples Financial Services, Inc. (Peoples Financial) and First Savings' wholly owned subsidiary, Alpha Financial, Inc. (Alpha) conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership and management of the Banks. The Banks operate under federal thrift charters and provide full banking services, including trust services. As federally-chartered thrifts, the Banks are subject to the regulation of the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation.

The Company generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in north central and north eastern Indiana and south central Michigan. The Company's loans are generally secured by specific items of collateral including real property and consumer assets.

Consolidation - The consolidated financial statements include the accounts of the Company, the Banks, Alpha and Peoples Financial after elimination of all material intercompany transactions.

Cash Equivalents - The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

Investment Securities - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in accumulated other comprehensive income. The Company holds no securities for trading.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Forward commitments to sell mortgage loans are acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate.

Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. Generally, loans are placed on non-accrual status at ninety days past due. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan if collateral dependent. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any are credited to the allowance.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of September 30, 2004, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using accelerated and straight-line methods based principally on the estimated useful lives of the assets which range from five years to thirty-nine years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


Goodwill is annually tested for impairment as the Company changed its method of accounting and financial reporting for goodwill and other intangible assets by adopting the provisions of Statement of Financial Accounting Standard No. 142 during 2002. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Core deposit intangible is being amortized on an accelerated method over eight years until such time that straight-line amortization exceeds the accelerated method, and is periodically evaluated as to the recoverability of its carrying value.

Investments in limited partnerships are included in other assets. The Company utilizes the equity method of accounting for these investments. At September 30, 2004 and 2003, these investments totaled $310,000 and $400,000.

Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

Stock Options - The Company has a stock-based employee compensation plan, which is described more fully in Note 18. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and, accordingly, recognizes no compensation expense for the stock option grants as all options granted under the plan had an exercise price equal to or greater than the market value of the underlying common stock at the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                  2004      2003       2002
                                              ----------- ---------- ---------

Net income, as reported                        $4,734,197 $5,749,305 $5,404,981
Less:  Total stock-based employee compensation
   cost determined under the fair value based
   method, net of income taxes                     11,560     64,362     77,874
                                                ---------  ---------  ---------

Pro forma net income                           $4,722,637 $5,684,943 $5,327,107
                                                =========  =========  =========

Earnings per share
    Basic - as reported                        $     1.40 $     1.67 $     1.56
    Basic - pro forma                                1.40       1.65       1.54
    Diluted - as reported                            1.39       1.66       1.56
    Diluted - pro forma                              1.38       1.64       1.53


Income tax in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


Earnings per share have been computed based upon the weighted-average common shares outstanding during each year.

Reclassifications of certain amounts in the 2003 and 2002 financial statements have been made to conform with the current year presentation.

Note 2:  Restriction on Cash

The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserves required at September 30, 2004 totaled $2,497,000.

Note 3:  Investment Securities
                                                    2004
                                                Gross       Gross
                                 Amortized    Unrealized  Unrealized     Fair
                                   Cost          Gains     Losses        Value
                                ------------------------------------------------

Available for sale
  Federal agencies              $72,050,336    $166,146   $ 230,753  $71,985,729
  State and municipal
    obligations                   9,010,084      65,092     101,130    8,974,046
  Mortgage-backed securities     10,773,294      78,963     110,477   10,741,780
  Marketable equity securities    3,979,942          --          --    3,979,942
                                 ----------     --------  ----------   ---------
     Total available for sale    95,813,656     310,201      442,360  95,681,497
Held to maturity
 Mortgage-backed securities      1,111,754      37,855       5,226     1,144,383
                                ----------     -------    ---------   ----------
    Total investment
       securities              $96,925,410    $348,056    $ 447,586  $96,825,880
                                ==========     =======    =========  ===========


                                                   2003
                                                Gross       Gross
                                 Amortized    Unrealized  Unrealized     Fair
                                  Cost          Gains      Losses        Value
                                ------------------------------------------------

Available for sale
 Federal agencies              $60,813,138    $620,111    $   80,846 $61,352,403
 State and municipal
   obligations                   6,508,524      91,010        95,555   6,503,979
 Mortgage-backed securities     13,989,719     134,810       171,512  13,953,017
 Marketable equity securities    4,453,187          --       757,982   3,695,205
                                ----------     --------    ---------- ----------
    Total available for sale    85,764,568     845,931     1,105,895  85,504,604
Held to maturity
 Mortgage-backed securities      2,116,827     103,527         2,090   2,218,264
                                ----------     -------     ---------  ----------
    Total investment
       securities              $87,881,395    $949,458    $1,107,985 $87,722,868
                               ===========    ========    ========== ===========

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


The amortized cost and fair value of securities held to maturity and available for sale at September 30, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    2004
                                   Available for Sale         Held to Maturity
 Maturity Distributions          Amortized      Fair      Amortized       Fair
 at September 30                   Cost         Value        Cost         Value
--------------------------------------------------------------------------------
Within one year                 $   591,107  $   595,775  $       --  $       --
One to five years                53,712,799   53,683,465          --          --
Five to ten years                24,264,780   24,251,210          --          --
After ten years                   2,491,734    2,429,325          --          --
                                 ----------   ----------   ----------  ---------
                                 81,060,420   80,959,775          --          --
Mortgage-backed securities       10,773,294   10,741,780   1,111,754   1,144,383
Marketable equity securities      3,979,942    3,979,942          --          --
                                 ----------   ----------   ----------  ---------

                                $95,813,656  $95,681,497  $1,111,754  $1,144,383
                                 ==========   ==========   =========  ==========

Securities with a carrying value of $6,221,000 and $12,642,000 were pledged at September 30, 2004 and 2003 to secure repurchase agreements. Securities with a carrying value of $55,384,000 were pledged at September 30, 2004 to secure FHLB advances. Securities with a carrying value of $4,512,000 were pledged at September 30, 2004 to secure certain deposits.

Proceeds from sales of securities available for sale during 2004, 2003 and 2002 were $6,140,000, $1,587,000 and $4,370,000, respectively. Gross gains of $7,000,
$32,000 and $63,000 were realized on those sales during 2004, 2003 and 2002, respectively. Gross losses of $473,000 were recognized in 2004 on marketable equity securities due to unrealized losses considered to be other-than-temporary. The income tax expense (benefit) on the security gains/losses for the years ended September 30, 2004, 2003 and 2002 were $(185,000), $13,000 and $25,000, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at September 30, 2004, was $43,568,000, which is approximately 45% of the Company's available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent increases in market interest rates and failure of certain investments to maintain consistent credit quality ratings or meet projected earnings targets.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


The following table shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2004:

                             Less than 12 Months   12 Months or More          Total
Description of                Fair      Unrealized   Fair   Unrealized    Fair   Unrealized
  Securities                  Value       Losses     Value     Losses     Value    Losses
-------------------------------------------------------------------------------------------
 Federal agencies           $26,399,331  $181,810 $ 4,496,867 $ 48,943 $30,896,198 $230,753
 State and municipal
    obligations               2,548,825    24,493   1,729,846   76,637   4,278,671  101,130
 Mortgage-backed securities   3,217,485    45,826   5,175,544   69,877   8,393,029  115,703
                             ----------   -------  ----------  -------  ----------  -------
 Total temporarily
  impaired securities       $32,165,641  $252,129 $11,402,257 $195,457 $43,567,898 $447,586
                            ===========  ======== =========== ======== =========== ========


Note 4:  Loans and Allowance

                                                         2004          2003
                                                     --------------------------

Commercial and commercial mortgage loans              $ 32,132,322 $ 29,972,078
Real estate loans                                      315,473,869  318,240,818
Construction loans                                       5,861,164    6,126,007
Individuals' loans for household and other personal
   expenditures                                         12,526,326    9,815,123
                                                       -----------  -----------
                                                       365,993,681  364,154,026
                                                       -----------  -----------
Less:
    Undisbursed portion of loans                         2,439,829    3,466,536
    Deferred loan fees and discounts                     1,434,125    1,623,183
    Allowance for loan losses                            1,958,569    2,110,946
                                                       -----------  -----------
                                                         5,832,523    7,200,665
                                                       -----------  -----------

       Total loans                                    $360,161,158 $356,953,361
                                                      ============ ============


                                    2004          2003          2002
                               ----------------------------------------

Allowance for loan losses
    Balances, October 1         $ 2,110,946    $2,117,400    $1,894,787
    Provision for losses             40,374       537,181       347,862
    Recoveries on loans              49,496        15,005        28,500
    Loans charged off              (242,247)     (558,640)     (153,749)
                                 ----------     ---------     ---------

    Balances, September 30      $ 1,958,569    $2,110,946    $2,117,400
                                 ==========     =========     =========


There were no impaired loans at September 30, 2004 or 2003. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


Interest of $35,000 and $276,000 was recognized on the average impaired loan balances of $1,756,000 and $4,504,000 during 2003 and 2002. Interest of $7,000 and $288,000 was recognized on a cash basis during 2003 and 2002.

At September 30, 2004 and 2003, accruing loans delinquent 90 days or more totaled $26,000 and $90,000, respectively. Nonaccruing loans at September 30, 2004 and 2003 were $493,000 and $1,127,000, respectively. Loans delinquent 90 days or more at September 30, 2004 and 2003 consisted of homogeneous pools of residential and consumer loans.

Note 5:  Premises and Equipment

                                                2004             2003
                                           -----------------------------

Land                                         $ 1,333,537     $ 1,335,338
Buildings                                      8,961,152       8,537,301
Equipment                                      5,642,499       5,191,610
                                              ----------      ----------
       Total cost                             15,937,188      15,064,249
Accumulated depreciation                      (9,567,898)     (8,741,717)
                                              ----------      ----------

       Net                                   $ 6,369,290     $ 6,322,532
                                              ==========      ==========


Depreciation and amortization expense for 2004, 2003 and 2002 was $805,000, $832,000 and $779,000, respectively.

Note 6:  Deposits

                                                     2004          2003
                                                --------------------------

Demand deposits                                  $109,357,641 $109,206,539
Savings deposits                                   57,435,202   54,304,277
Certificates and other time deposits
   of $100,000 or more                             33,429,756   36,343,484
Other certificates and time deposits              170,602,255  180,261,584
                                                  -----------  -----------

                                                 $370,824,854 $380,115,884
                                                 ============= ===========

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


    Certificates and other time deposits maturing in years ending September 30:

           2005                        $103,958,248
           2006                          55,484,761
           2007                          28,553,199
           2008                          10,482,579
           2009                           5,553,224
                                        -----------
                                       $204,032,011

Note 7:  Short-Term Borrowings

Short-term borrowings at September 30, 2004 and 2003 consist of securities sold under agreements to repurchase totaling $3,321,000 and $2,650,000. The obligations were secured by investment securities and such collateral is held by a safekeeping agent. The maximum amount of outstanding agreements at any month-end during 2004 and 2003 totaled $5,166,000 and $7,136,000 and the average of such agreements for the years ended September 30, 2004 and 2003 totaled $3,328,000 and $4,294,000, respectively.

Note 8:  Federal Home Loan Bank Advances

Federal Home Loan Bank advances at September 30, 2004 and 2003 totaled $50,100,000 and $54,100,000 and were at various rates ranging from 3.55 to 7.21% maturing at various dates through March 2013. The Federal Home Loan Bank advances are secured by first mortgage loans and investment securities totaling $98,352,000. Advances are subject to restrictions or penalties in the event of prepayment.

                                                                   Weighted
Maturities in years ending September 30             Amount       Average Rate
-----------------------------------------------------------------------------

2005                                             $ 5,000,000         6.36%
2006                                               1,150,000         6.16
2007                                               8,250,000         5.22
2008                                               7,000,000         5.79
2009                                               4,000,000         4.43
Thereafter                                        24,700,000         5.51
                                                 -----------
                                                 $50,100,000         5.51
                                                 ===========

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


Amounts advanced totaling $15,500,000 are subject to an option for the FHLB to convert the entire advance to a periodic adjustable rate five years after the date of the advance. The adjustable rate would be for the remaining term at the predetermined rate of three-month LIBOR or three-month LIBOR plus .0002 (.02 basis points), varying by advance. If the FHLB exercises its option to convert the advance to an adjustable rate, the advance will be prepayable at the Banks' option, at par without a penalty fee.

At September 30, 2004 and 2003, the Banks had a $1,000,000 overdraft line of credit agreement with the Federal Home Loan Bank. The Banks had not borrowed against this line of credit at September 30, 2004 or 2003. The line of credit expires March 15, 2005.

Note 9:  Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others totaled $52,099,000 and $51,385,000 at September 30, 2004 and 2003. The amount of mortgage servicing rights capitalized is immaterial to the financial statements.

Note 10: Core Deposit Intangible

The carrying basis and accumulated amortization of recognized core deposit intangibles at September 30, 2004 and 2003, were:

                                             2004         2003
                                        --------------------------

  Gross carrying amount                   $1,154,000   $1,154,000
  Accumulated amortization                  (683,024)    (545,178)
                                          -----------  -----------

                                          $  470,976   $  608,822
                                          ===========  ===========


Amortization expense for the years ended September 30, 2004, 2003 and 2002 was $138,000, $138,000 and $138,000, respectively. Estimated amortization expense for each of the following four years is:

           2005                            $138,000
           2006                             138,000
           2007                             138,000
           2008                              57,000

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


Note 11: Income Tax

                                           2004         2003       2002
                                        -----------------------------------

Income tax expense
    Currently payable
       Federal                           $2,125,983  $2,655,707  $2,918,857
       State                                384,467     332,870     647,294
    Deferred
       Federal                             (451,253)    (55,482)   (132,507)
       State                                (67,240)     62,391      23,981
                                         ----------  ----------  ----------

          Total income tax expense       $1,991,957  $2,995,486  $3,457,625
                                         ==========  ==========  ==========

Reconciliation of federal statutory to
   actual tax expense
    Federal statutory income tax at 34%  $2,286,892  $2,973,229  $3,013,286
    Tax exempt interest                     (69,450)    (48,554)    (31,550)
    Nondeductible expenses                    4,943      12,149       9,224
    Effect of state income taxes            209,370     260,872     443,042
    Effect of low income housing credits   (139,023)   (141,348)   (152,845)
    Change in valuation allowance          (290,305)   (152,958)    297,386
    Other                                   (10,470)     92,096    (120,918)
                                          ---------   ---------   ---------

          Actual tax expense             $1,991,957  $2,995,486  $3,457,625
                                         ==========  ==========  ==========

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                            2004        2003
                                                       ------------------------
Assets
 Allowance for loan losses                             $  795,072    $  814,671
 Loan fees                                                389,183       436,807
 Net unrealized losses on securities available for sale    56,396       108,103
 Impairment losses on securities available for sale       188,377            --
 Other                                                    181,512       156,441
                                                        ---------     ---------
    Total assets                                        1,610,540     1,516,022
                                                        ---------     ---------

Liabilities
 Depreciation                                             129,685       156,696
 State income tax                                          56,228        56,860
 Tax bad debt reserves in excess of base year                  --       166,711
 FHLB of Indianapolis stock dividend                      210,889       124,869
 Prepaid expenses                                          38,961            --
 Other                                                    328,039       340,630
                                                        ---------     ---------
    Total liabilities                                     763,802       845,766
                                                        ---------     ---------
    Subtotal                                              846,738       670,256
                                                        ---------     ---------
Valuation Allowance
 Beginning balance                                       (290,305)     (443,263)
 Decrease during the year                                 290,305       152,958
                                                        ---------     ---------
 Ending balance                                               --       (290,305)
                                                        ----------    ----------
                                                       $   846,738   $  379,951
                                                       ============  ===========


The valuation allowance at September 30, 2003 was a result of unrealized losses on equity securities. Management believes no valuation allowance is necessary at September 30, 2004.

Retained earnings at September 30, 2004 include approximately $8,102,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $2,755,000 at September 30, 2004.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


Note 12: Other Comprehensive Income

                                                             2004
                                                              Tax
                                              Before-Tax    Expense   Net-of-Tax
                                                Amount     (Benefit)    Amount
                                              ---------------------------------
 Unrealized losses on securities
  Unrealized holding losses arising during the
    year                                       $(337,461)  $(133,668) $(203,793)
  Less: reclassification adjustment for losses
    realized in net income                      (465,933)   (184,556)  (281,377)
                                               ---------   ---------  ---------
  Net unrealized gains                         $ 128,472   $  50,888  $  77,584
                                               =========   =========  =========

                                                             2003
                                              Before-Tax      Tax     Net-of-Tax
                                                Amount      Expense     Amount
                                                --------------------------------
 Unrealized gains on securities
  Unrealized holding gains arising during the
    year                                       $ 129,195   $  51,174  $  78,021
  Less: reclassification adjustment for gains
    realized in net income                        32,025      12,685     19,340
                                                --------    --------   --------
  Net unrealized gains                         $  97,170    $ 38,489  $  58,681
                                                ========    ========  =========


                                                             2002
                                                              Tax
                                              Before-Tax    Expense   Net-of-Tax
                                                Amount     (Benefit)    Amount
                                              ----------------------------------
 Unrealized losses on securities
 Unrealized holding losses arising during the
   year                                        $ (98,379)   $(38,968)  $(59,411)
 Less: reclassification adjustment for gains
   realized in net income                         62,931      24,927     38,004
                                               ---------    --------   --------
 Net unrealized loss                           $(161,310)   $(63,895)  $(97,415)
                                               =========    ========   ========


Note 13: Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


Financial instruments whose contract amount represents credit risk at September 30, 2004 and 2003 consisted of commitments to extend credit totaling $36,212,000 and $42,359,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

The Company has employment agreements with two officers which include provisions for payment to them of three years' salary in the event of their termination in connection with any change in ownership or control of the Company, other than by agreement. The agreements have terms of three years which may be extended annually for successive periods of one year.

The Company and subsidiaries are also subject to possible claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 14: Dividends and Capital Restrictions

Without prior approval, current regulations allow Peoples and First Savings to pay dividends to the Company not exceeding net profits (as defined) for the current calendar year to date plus those for the previous two years. At September 30, 2004, such limitations totaled $3,213,000. The Banks normally restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

Note 15: Regulatory Capital

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At September 30, 2004, the Banks are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since September 30, 2004 that management believes have changed the Banks' classification.

Peoples' actual and required capital amounts and ratios are as follows:

                                                  2004
                                           Required for Adequate  To Be Well
                                 Actual         Capital(1)       Capitalized(1)
                           Amount    Ratio     Amount     Ratio   Amount  Ratio
                         -------------------------------------------------------
Total risk-based
   capital(1) (to
   risk-weighted assets) $42,423,000  22.21% $15,283,000  8.0% $19,104,000 10.0%
Tier 1 risk-based
   capital(1) (to
   risk-weighted assets)  41,046,000  21.49    7,641,000  4.0   11,462,000  6.0
Core capital(1) (to
   adjusted total
   assets)                41,046,000  11.06   14,851,000  4.0   18,564,000  5.0
Core capital(1) (to
   adjusted tangible
   assets)                41,046,000  11.06    7,425,000  2.0           NA   NA
Tangible capital(1) (to
   adjusted total
   assets)                41,046,000  11.06    5,569,000  1.5           NA   NA


                                                                2003
                                           Required for Adequate  To Be Well
                                 Actual         Capital(1)        Capitalized(1)
                           Amount    Ratio     Amount     Ratio    Amount Ratio
                         -------------------------------------------------------
Total risk-based
   capital(1) (to
   risk-weighted assets) $42,391,000  21.23% $15,977,000  8.0% $19,972,000 10.0%
Tier 1 risk-based
   capital(1) (to
   risk-weighted assets)  40,946,000  20.50    7,989,000  4.0   11,983,000  6.0
Core capital(1) (to
   adjusted total
   assets)                40,946,000  10.83   15,118,000  4.0   18,898,000  5.0
Core capital(1) (to
   adjusted tangible
   assets)                40,946,000  10.83    7,559,000  2.0           NA   NA
Tangible capital(1) (to
   adjusted total
   assets)                40,946,000  10.83    5,669,000  1.5           NA   NA

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


        First Savings' actual and required capital amounts and ratios are as follows:

                                                  2004
                                           Required for Adequate  To Be Well
                                 Actual        Capital(1)         Capitalized(1)
                           Amount    Ratio  Amount     Ratio     Amount   Ratio
                         -------------------------------------------------------
Total risk-based capital
   (1) (to risk-weighted
   assets)               $13,592,000  22.46% $4,841,000   8.0%  $6,051,000 10.0%
Tier 1 risk-based capital
   (1)(to risk-weighted
   assets)                13,028,000  21.53   2,421,000   4.0    3,631,000  6.0
Core capital(1) (to
   adjusted total assets) 13,028,000  11.49   4,536,000   4.0    5,670,000  5.0
Core capital(1) (to
   adjusted tangible
   assets)                13,028,000  11.49   2,268,000   2.0           NA   NA
Tangible capital(1) (to
   adjusted total assets) 13,028,000  11.49   1,701,000   1.5           NA   NA


                                                2003
                                           Required for Adequate   To Be Well
                                 Actual        Capital(1)         Capitalized(1)
                           Amount    Ratio  Amount      Ratio    Amount   Ratio
                         -------------------------------------------------------
Total risk-based capital
   (1)(to risk-weighted
   assets)               $12,880,000  21.2%  $4,879,000   8.0%  $6,098,000 10.0%
Tier 1 risk-based capital
   (1)(to risk-weighted
   assets)                12,289,000  20.2    2,439,000   4.0    3,659,000  6.0
Core capital(1) (to
   adjusted total assets) 12,289,000  10.5    4,697,000   4.0    5,871,000  5.0
Core capital(1) (to
   adjusted tangible
   assets)                12,289,000  10.5    2,349,000   2.0           NA   NA
Tangible capital(1) (to
   adjusted total assets) 12,289,000  10.5    1,761,000   1.5           NA   NA
(1)As defined by Regulatory Agencies


Note 16: Employee Benefit Plans

The Banks are participants in a pension fund known as the Financial Institutions Retirement Fund (FIRF). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. This plan provides pension benefits for substantially all of the Company's employees. According to FIRF administrators, the value of the vested benefits exceeded the market value of the fund's assets and accordingly the Banks had approximately $6,000 and $341,000 accrued at September 30, 2004 and 2003. Pension expense was $583,000, $521,000 and $592,000 for 2004, 2003 and 2002.

A profit-sharing plan is maintained for the benefit of substantially all of the Company's employees and allows for both employee and Company contributions. The Company contribution consists of a matching contribution of 50 percent of employee contributions, up to 6 percent of eligible employee compensation. The Company contribution to the plan was $107,000, $108,000 and $99,000 for 2004, 2003 and 2002.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


In connection with the acquisition of Three Rivers Financial Corporation (Three Rivers) in 2000, the Company assumed both the Employee Stock Ownership Plan
(ESOP) and Recognition and Retention Plan (RRP) of Three Rivers. At the date of the merger, the ESOP had debt payable to Three Rivers of $422,000 and unearned shares totaling 50,082. With the merger, the ESOP was obligated to repay the outstanding debt to the Company. Accordingly, the balance of shares that were collateral for the debt had been reflected as a reduction to stockholders' equity. Unearned ESOP shares totaled 31,367 at September 30, 2001 and had a fair value of $470,500. Shares were released to participants proportionately as the loan was repaid. Dividends on allocated shares were recorded as dividends and charged to retained earnings. Dividends on unallocated shares were applied to the principal and interest due on the loan. During 2002, the ESOP plan was terminated. A portion of the shares held in the ESOP was sold and the proceeds from that sale were used to pay off the loan. The remaining shares were distributed to the participants and expensed based upon the fair market value at the date the ESOP was terminated.

Compensation expense was recorded in an amount equal to the fair market value of the stock at the time shares were committed to be released. The expense under the ESOP was $208,000 for 2002.

Effective with the merger, the Company continued the RRP under which Three Rivers had previously granted awards to various directors, officers and employees of the Three Rivers and First Savings. These awards generally vest at a rate of 20 percent per year on the anniversary dates of each grant. The expense under the RRP was $2,000 for 2004, $18,000 for 2003 and $21,000 for 2002.

Note 17: Stock Option Plan

Under the Company's incentive stock option plan approved in 1998, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable at the end of five years of continued employment. During 1999, the Company authorized the grant of options for up to 200,000 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, was equal to or greater than the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized. The Company has not granted any options during the three year period ended September 30, 2004. The pro forma effect on net income is disclosed in
Note 1.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended September 30, 2004, 2003 and 2002.

                               2004                 2003              2002
                                  Weighted-          Weighted-         Weighted-
                                   Average             Average           Average
                                  Exercise            Exercise          Exercise
    Options              Shares    Price       Shares    Price    Shares   Price
--------------------------------------------------------------------------------
Outstanding, beginning
   of year                110,249  $14.43   110,249  $14.43   110,249   $ 14.43
Exercised                  22,206   14.70        --      --        --        --
                          -------   -----   -------- -------  -------- --------
Outstanding, end of year   88,043  $14.40   110,249  $14.43   110,249   $ 14.43
                          =======   =====   =======   =====   =======   =======
Options exercisable at
   year end                88,043           101,327            90,028


As of September 30, 2004, other information by exercise price for options outstanding is as follows:

                                          Weighted-
                             Number       Average
                               of        Remaining
Exercise Price              Shares    Contractual Life    Exercisable
----------------------------------------------------------------------

 $11.16                     41,818        1.5 years        41,818
 $13.05                     18,473        3.0 years        18,473
 $13.78                      4,752        4.0 years         4,752
 $21.50                     23,000        4.5 years        23,000
                           -------                        -------
                            88,043                         88,043
                           =======                        =======

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


Note 18: Earnings Per Share

Earnings per share (EPS) were computed as follows:

                                                             2004
                                                             Weighted-
                                                              Averag  Per-Share
                                                   Income     Shares     Amount
                                                  -----------------------------
Basic Earnings Per Share
    Net income available to common stockholders   $4,734,197  3,382,135   $1.40

Effect of Dilutive Securities
    Stock options and RRP awards                          --     32,950
                                                  ----------  -----------
Diluted Earnings Per Share
    Income available to common stockholders and
      assumed conversions                         $4,734,197  3,415,085   $1.39
                                                  ==========  ==========


                                                              2003
                                                            Weighted-
                                                             Average  Per-Share
                                                  Income     Shares     Amount
                                                  -----------------------------
Basic Earnings Per Share
    Net income available to common stockholders   $5,749,305   3,435,112  $1.67

Effect of Dilutive Securities
    Stock options and RRP awards                           --      27,646
                                                   ----------  ----------
Diluted Earnings Per Share
    Income available to common stockholders and
      assumed conversions                         $5,749,305   3,462,758  $1.66
                                                  ==========   =========


                                                             2002
                                                            Weighted-
                                                             Average  Per-Share
                                                   Income   Shares       Amount
                                                  -----------------------------
Basic Earnings Per Share
    Net income available to common stockholders   $5,404,981   3,456,324  $1.56

Effect of Dilutive Securities
    Stock options and RRP awards                          --      17,235
                                                   ----------  ----------

Diluted Earnings Per Share
    Income available to common stockholders and
      assumed conversions                         $5,404,981   3,473,559  $1.56
                                                  ==========   =========


Options to purchase 30,000 shares of common stock at $21.50 per share were outstanding at September 30, 2002, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                           Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


Note 19: Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents - The fair value of cash and cash equivalents approximates carrying value.

Interest-bearing Deposits - The fair value of interest-bearing time deposits approximates carrying value.

Securities and Mortgage-backed Securities - Fair values are based on quoted market prices.

Loans and Loans Held for Sale - For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest Receivable/Payable - The fair values of interest receivable/payable approximate carrying values.

FHLB Stock - Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Deposits - The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Short-term Borrowings - The fair value of short-term borrowings approximates carrying value.

Federal Home Loan Bank advances - The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar advances.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


        The estimated fair values of the Company's financial instruments are as follows:

                                         2004                      2003
                                  Carrying      Fair        Carrying     Fair
                                   Amount       Value         Amount    Value
                               -------------------------- ----------------------

Assets
 Cash and cash equivalents  $ 10,924,820  $ 10,924,820 $ 35,161,821 $ 35,161,821
 Interest-bearing time
   deposits                    3,071,046     3,071,046    3,270,106    3,270,106
 Investment securities
   available for sale         95,681,497    95,681,497   85,504,604   85,504,604
 Investment securities held
   to maturity                 1,111,754     1,144,383    2,116,827    2,218,264
 Loans, including loans
   held for sale             360,454,908   367,834,000  356,953,361  368,992,000
 Stock in FHLB                 4,736,500     4,736,500    4,518,700    4,518,700

Liabilities
 Deposits                    370,824,854   372,390,000  380,115,884  385,690,000
 Short-term borrowings         3,321,460     3,321,460    2,649,653    2,649,653
 Federal Home Loan Bank
   advances                   50,100,000    53,447,000   54,100,000   59,316,000


Note 20: Quarterly Results of Operations (Unaudited)


                                                                                 Basic
                                              rovision               Average    Earnings
Quarter     Interest     Interest  Net Interest   For        Net      Shares      Per
Ending       Income      Expense      Income  Loan Losses  Income   Outstanding  Share
-----------------------------------------------------------------------------------------
 Dec 03    $ 6,844,042 $ 2,656,575 $ 4,187,467 $ 41,196   $1,276,439 3,402,938   $ .38
 Mar 04      6,714,082   2,584,346   4,129,736   41,801    1,108,833 3,385,104     .33
 Jun 04      6,592,868   2,542,286   4,050,582   21,121    1,135,804 3,371,266     .34
 Sep 04(a)   6,715,642   2,552,735   4,162,907  (63,744)   1,213,121 3,369,147     .36
            ----------  ----------  ----------  -------    ---------
           $26,866,634 $10,335,942 $16,530,692 $ 40,374   $4,734,197
            ==========  ==========  ==========  =======    =========

 Dec 02    $ 8,033,234 $ 3,423,588 $ 4,609,646 $206,805   $1,501,293 3,446,883   $0.44
 Mar 03      7,484,943   3,093,705   4,391,238  178,721    1,387,403 3,441,328    0.40
 Jun 03      7,240,986   2,874,364   4,366,622   71,973    1,502,968 3,428,544    0.44
 Sep 03      6,989,133   2,755,762   4,233,371   79,682    1,357,641 3,422,181    0.40
            ----------  ----------  ----------  -------    ---------
           $29,748,296 $12,147,419 $17,600,877 $537,181   $5,749,305
           =========== =========== =========== ========   ==========


(a) Net income and earnings per share in the fourth quarter of 2004 were affected by an adjustment to the provision for loan losses based on management's quarterly evaluation of the loan portfolio and the related allowance for loan losses.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


Note 21: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company.

                                  Condensed Balance Sheets

                                                      2004            2003
                                                   ---------------------------
Assets
    Cash                                           $ 3,929,051     $ 3,452,717
    Investment in subsidiaries                      56,714,406      56,376,711
    Securities available for sale                    4,655,545       4,610,463
    Other assets                                       352,734         124,247
                                                   -----------     -----------
       Total assets                                $65,651,736     $64,564,138
                                                   ===========     ===========
Liabilities
    Dividends payable on common stock              $   603,725     $   579,884
    Other                                               56,451          59,400
                                                   -----------     -----------
       Total liabilities                               660,176         639,284
                                                   -----------     -----------
Stockholders' Equity
    Common stock                                     3,367,803       3,421,895
    Additional paid-in capital                       6,002,637       7,370,513
    Retained earnings                               55,711,953      53,302,385
    Unearned RRP                                            --          (1,522)
    Accumulated other comprehensive income             (90,833)       (168,417)
                                                   -----------     -----------
                                                    64,991,560      63,924,854
                                                   -----------     -----------
    Total liabilities and stockholders' equity     $65,651,736     $64,564,138
                                                   ===========     ===========

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements
                        September 30, 2004, 2003 and 2002


                                          Condensed Statements of Income

                                                  2004       2003      2002
                                              ---------------------------------
Income
    Dividends from subsidiaries                $4,000,000 $4,000,000 $3,200,000
    Interest on investments                       171,220    196,705    176,047
    Net losses on available-for-sale
      securities                                 (471,946)        --         --
                                               ---------- ----------------------
                                                3,699,274  4,196,705  3,376,047
Expenses                                         (144,775)  (144,012)  (175,163)
                                               ---------- ---------- ----------
Income before equity in undistributed income
   of subsidiaries and income tax expense       3,554,499  4,052,693  3,200,884
Equity in undistributed income of subsidiaries    705,950  1,703,737  2,223,747
                                               ---------- ---------- ----------
Income before income tax                        4,260,449  5,756,430  5,424,631
Income tax expense (benefit)                     (473,748)     7,125     19,650
                                               ---------- ---------- ----------
Net income                                     $4,734,197 $5,749,305 $5,404,981
                                               ========== ========== ==========


                             Condensed Statements of Cash Flows

                                               2004         2003         2002
                                            -----------------------------------

Net cash provided by operating activities   $ 4,032,062 $ 4,046,297 $ 3,571,079
                                            ----------- ----------- -----------
Cash flows from investing activities
    Proceeds from maturities of securities
      held to maturity                               --      40,000      40,000
    Proceeds from maturities and calls of
      securities available for sale             223,728     198,238     280,000
                                            ----------  ----------- -----------
       Net cash provided by investing
          activities                            223,728     238,238     320,000
                                            ----------- ----------- -----------
Cash flows from financing activities
    Stock repurchased                        (1,804,947)   (513,523)   (692,552)
    Stock options exercised                     326,279          --          --
    Cash dividends                           (2,300,788) (2,201,904) (2,094,402)
                                            ----------- ----------- -----------
       Net cash used in financing activities (3,779,456) (2,715,427) (2,786,954)
                                            ----------- ----------- -----------
Net change in cash                              476,334   1,569,108   1,104,125
Cash at beginning of year                     3,452,717   1,883,609     779,484
                                            ----------- ----------- -----------
Cash at end of year                         $ 3,929,051 $ 3,452,717 $ 1,883,609
                                            =========== =========== ===========